Exhibit 10.6

SEVERANCE AND NON-COMPETITION AGREEMENT

THIS SEVERANCE AND NON-COMPETITION AGREEMENT, dated as of July 25, 2008 (the “Agreement”), is by and between Quixote Corporation, a Delaware corporation having its principal offices at 35 East Wacker Drive, Chicago, IL 60601 (“Quixote”), and Joan R. Riley, an Executive of the Company (“Executive”).

WHEREAS, the Executive is a key employee of Quixote who possesses valuable proprietary knowledge of Quixote, its business and operations and the markets in which Quixote competes; and

WHEREAS, the Board of Directors of Quixote (the “Board”) has recognized and continues to recognize that the Executive’s contribution to the growth and success of Quixote has been, and is expected to continue to be, substantial and desires to assure Quixote of the Executive’s continued employment by assuring her of fair treatment if that relationship is terminated; and

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Certain Defined Terms.

(a)           Good Reason.  “Good Reason” shall mean either of the events described in (i) and (ii) of this subsection 1(a) occurring without the Executive’s written consent.  The Executive’s termination of employment hereunder shall not be treated as a termination for Good Reason unless (1) the Executive provides notice to Quixote of the existence of the Good Reason no later than sixty (60) days after the occurrence of the event which forms the basis for any termination for Good Reason, and (2) Quixote fails to remedy the Good Reason within thirty (30) days after receipt of notice from the Executive of the existence of the Good Reason (the “Cure Period”), and (3) the Executive tenders her resignation in writing to Quixote within fifteen (15) days after end of the Cure Period:

(i)

the Executive’s base compensation and fringe benefits are reduced, in the aggregate, by 20% or more; or

(ii)

Quixote fails to obtain the assumption of the obligation to perform this Agreement by any successor as contemplated in Section 12 hereof.

(b)           Cause.  Quixote shall have “Cause” to terminate the Executive’s employment upon:

(i)

the willful failure by the Executive to substantially perform her duties, other than when such failure resulting from the Executive’s incapacity is due to physical or mental illness;

(ii)

the willful engaging by the Executive in gross misconduct materially and demonstrably injurious to Quixote or its subsidiaries; or

(iii)

the commission by the Executive of a crime which is a felony.

For the purpose of this subsection (b), no act, or the failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by her not in good faith and without reasonable belief that her action or omission was in the best interest of  Quixote or its subsidiaries.

(c)           Disability.  An Executive’s “Disability” shall occur if the Executive is absent from her duties as an Executive of Quixote on a full-time basis for six (6) consecutive months and if she qualifies for long-term disability under Quixote’s long-term disability insurance plan.

(d)           Salary Continuation Period.  The “Salary Continuation Period” shall mean one (1) year from the date of a Termination of the Executive.

2.             Termination.

(a)           Termination of Employment.  If the Executive’s employment (x) is terminated for Good Reason, or (y) is terminated for a reason other than death, Disability, Cause or voluntary resignation not constituting a Good Reason, (a Good Reason termination or termination for a reason other than death, Disability, Cause or voluntary resignation not constituting a Good Reason is referred to herein as a “Termination”), the Executive will be entitled to receive:

(i)

Her full base salary through the date of Termination at the rate in effect at the time Termination occurs;

(ii)

Any reimbursable expenses which have been incurred but are unpaid;

(iii)

Payment for any unexpired vacation days which have accrued but are unused; and

(iv)

Subject to Section 7(f), payment of the Executive’s base salary, plus COBRA reimbursement and auto allowance for the Salary Continuation Period which shall be paid in a lump sum (the “Separation Benefit”).

(b)           Release Agreement.  Prior to Executive obtaining the right to receive, and in exchange for, the Separation Benefit provided in  Section 2(a)(iv), above, Executive will first enter into and execute, and deliver to Quixote, a Release Agreement substantially in the form attached hereto as Exhibit A (the “Release”) upon Executive’s Termination of employment.  Unless the Release is executed by Executive and delivered to Quixote within the time period set forth in Paragraph 15 of the Release, Executive will not receive the payments provided in Section 2(a)(iv) above.

(c)           Termination of Severance and Non-Competition Agreement.  This Severance and Non-Competition Agreement shall terminate on the tenth anniversary of this Agreement if the employment of Executive has not been terminated prior to that date.

3.             Withholding Taxes; Code Section 409A.  All payments made under this Agreement shall be subject to reduction to reflect all federal, state, local and other taxes required to be withheld by applicable law.  Notwithstanding anything to the contrary contained in Section 2, if any payment to the Executive under Section 2 would constitute a “deferral of compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (such compensation does not, for example, qualify for the “short-term deferral exception” under Section 409A of the Code) and the Executive is a “specified employee” (as such phrase is defined in Section 409A of the Code), the Executive (or the Executive’s beneficiary) will receive payment of such amounts described in this Section 3 which would otherwise be payable hereunder during the first six (6) months following the Executive’s “separation from service” with Quixote (as such phrase is defined in Section 409A of the Code) upon the first to occur of:  (i) the date which is first date of the seventh month after the effective date of the Executive’s separation from service, or (ii) the date of the Executive’s death; provided however, Quixote shall immediately upon Termination pay such amounts described in this Section 3 into a domestic “rabbi trust” to be held by a mutually-acceptable bank or other third party until the Executive is entitled to receive such payments.

4.             Mitigation.  The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as a result of employment by another employer after the date of Termination, or otherwise.

5.             At-Will Employment.  Notwithstanding this Agreement, Executive’s relationship with Quixote continues to be an at-will employment relationship.  Quixote or Executive has the right to terminate Executive’s employment with Quixote at any time with or without Cause and with or without notice.  Nothing in this Agreement confers upon the Executive any right to continue in the employ of Quixote, or in any way limits the rights of Quixote, except as expressly stated herein, to discharge the Executive at any time for any reason whatsoever, with or without cause.

6.             Confidential Information.  The Executive shall at all times hold in a fiduciary capacity for the benefit of Quixote all secret, confidential or proprietary information, knowledge or data relating to Quixote and its respective businesses, which shall have been obtained by the Executive during the Executive’s employment by Quixote and which shall not be or become public knowledge including, but not limited to, information regarding the technology, proprietary methodologies and products, software, other trade secrets, clients, suppliers, customers, consultants and agents of Quixote (the “Confidential Information”).  During the Executive’s employment with Quixote and after Termination of such employment at any time or for any reason, and regardless of whether any payments are made to the Executive under this Agreement as a result of such termination, the Executive shall not, without the prior written consent of

Quixote or as may otherwise be required by law or legal process, communicate or divulge any Confidential Information to any person other than Quixote and those designated by it or use any Confidential Information except for the benefit of Quixote.  Immediately upon Termination of the Executive’s employment with Quixote at any time or for any reason, the Executive shall return to Quixote all Confidential Information, including, but not limited to, any and all copies, reproductions, notes or extracts of Confidential Information.  The terms of this Section 6 shall be in addition to, and not a replacement of, the provisions of any Executive confidentiality or inventions agreement with Executive.

7.             Non-Competition.

(a)           Solicitation of Employees.  During the Executive’s employment with Quixote and for a period of twelve (12) months after termination of such employment at any time and for any reason, and regardless of whether any payments are made to the Executive under this Agreement as a result of such Termination, the Executive shall not solicit, participate in or promote  the solicitation of any person who was employed by Quixote at the time of the Executive’s Termination of employment with Quixote to leave the employ of Quixote or its subsidiaries, or, on behalf of herself or any other person, hire, employ or engage any such person; provided however that the foregoing restriction shall not prohibit Executive or a firm with which she is employed or affiliated from (i) publishing and receiving responses to a general solicitation for employment in a general circulation newspaper, magazine, website or similar medium, or (ii) hiring a former employee of Quixote who has not been employed by Quixote or its subsidiaries for a period of at least six (6) months.  The Executive further agrees that, during such twelve (12) month period, if a current employee of Quixote contacts the Executive about prospective employment, the Executive will inform such employee that she cannot discuss the matter further without informing Quixote.

(b)           Covenants During Employment.  During the Executive’s employment, the Executive will not compete with Quixote anywhere that Quixote conducts its business.  In accordance with this restriction, but without limiting its terms, during the Executive’s employment, the Executive will not:

(i)

Enter into or engage in any business which competes with the business of Quixote or its subsidiaries;

(ii)

Solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business that competes with, the business of Quixote or its subsidiaries;

(iii)

Divert, entice or otherwise take away any customers, business, patronage or orders of Quixote or its subsidiaries or attempt to do so; or

(iv)

Promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the business of Quixote or its subsidiaries.

(c)           Covenants Following Termination.  For a period of one (1) year following the Termination of the Executive’s employment, the Executive will not:

(i)

Enter into or engage in any business which competes with the business of Quixote or its subsidiaries in any country where Quixote or its subsidiaries are doing business as of the date of Termination;

(ii)

Solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business, wherever located, that competes with the business of Quixote or its subsidiaries in any country where Quixote or its subsidiaries are doing business as of the date of Termination;

(iii)

Divert, entice or otherwise take away any customers, business, patronage or orders of Quixote in any country where Quixote or its subsidiaries are doing business as of the date of Termination, or attempt to do so; or

(iv)

Promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with Quixote or its subsidiaries in any country where Quixote is doing business as of the date of Termination.

(d)           Indirect Competition.  For the purposes of Sections 7(b) and 7(c), but without limitation thereof, the Executive will be in violation thereof if the Executive engages in any or all of the activities set forth therein directly as an individual on the Executive’s own account, or indirectly as a general partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a limited partner, member or stockholder of any limited partnership, limited liability company, or corporation in which the Executive or the Executive’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent (5%) of the limited partnership interests, limited liability company interests or outstanding stock, as the case may be.

(e)           Application of Restrictions Respecting Confidential Information, Solicitation and Competition.  The requirements and obligations of the Executive under Section 7 shall be in addition to, and not a limitation under, any other requirements and obligations of the Executive, at law or otherwise.

(f)            Consideration.  The parties agree that for all purposes of this Agreement and otherwise, Executive’s continued employment with Quixote and Quixote’s continued provision of confidential information to Executive are sufficient consideration for this Section 7.  In addition, to the extent that Quixote has an obligation to pay the Separation Benefit under the Agreement, fifty percent (50%) of the Separation Benefit hereunder, or an aggregate amount equal to fifty percent (50%) of such Separation Benefit paid hereunder (to the extent the Separation Benefit is paid in installments), shall be considered the consideration payable to Executive for the covenants in this Section 7 (the “Noncompetition Consideration”), and if the

Executive violates any of the covenants set forth in this Section 7, then in addition to and not in limitation of any of its remedies hereunder or under applicable law, Quixote shall have the right to refrain from making any further installments of the Separation Benefit and may recover from Executive any amounts of the Separation Benefit paid to Executive to date up to the amount of the Noncompetition Consideration.  The parties further agree that the allocation of a portion of the Separation Benefit as described above shall not be interpreted as granting to Executive any right to receive additional amounts hereunder.

8.             Rights Apply Only on Termination.  The rights granted under this Severance and Non-Competition Agreement only apply upon a Termination.

9.             Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to agreements made and to be performed in Illinois, without giving effect to conflicts of law principles.

10.           Headings; Severability.  The section headings of this Agreement are for reference only and are to be given no effect in the construction or interpretation of this Agreement.  If any part or provision of this Agreement shall be declared invalid or unenforceable by a court of competent jurisdiction, said provision or part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts or provisions of this Agreement.

11.           Waiver.  Any party may waive compliance by another party with any of the provisions of this Agreement.  No waiver of any provision shall be construed as a waiver of any other provision.  Any waiver must be in writing.

12.           Binding Effect; Assignment.  This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity (including any Executive or person engaged by Quixote in any capacity) not a party to this Agreement.  Quixote will require any successor (whether direct or indirect, by merger, purchase, consolidation or otherwise) of Quixote to make an express assumption of the obligations hereunder and cause any successor (whether direct or indirect, by merger, purchase, consolidation or otherwise) to all or substantially all of the business and/or assets of Quixote to agree to perform all parts and provisions under this Agreement in the same manner and to the same extent that Quixote would be required to perform it if no such succession had taken place.  Failure of Quixote to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from Quixote in the same amount and on the same terms as she would be entitled to hereunder if she is subject to a Good Reason, and the date on which any such succession becomes effective shall be deemed the date of Termination.  As used in this Agreement, Company shall mean Quixote as hereinbefore defined and any successor to the business and/or assets of Quixote which executes and delivers the agreement provided for in this Section 12, or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die after any amounts shall become payable to her hereunder, all such amounts, unless otherwise provided for herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there be no such devisee or other designee, to the Executive’s estate.

13.           Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Chicago, Illinois in accordance with the American Arbitration Association Employment Law Rules then in effect.  The arbitrator is expressly empowered to render legal or equitable relief requested by the parties, whether on an emergency basis or otherwise, in order to enforce the terms of this Agreement.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of her right to be paid until the date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.  Nothing in this Section 13 prohibits Quixote from seeking equitable or legal relief in any appropriate court in order to enforce Sections 6 and 7 of this Agreement.

14.           Counterparts.  This Agreement may be signed in any number of counterparts and all such counterparts shall be read together and construed as but one and the same document.

15.           Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, or sent by facsimile transmission, receipt confirmed, one day after sent by recognized overnight courier, or five (5) days after deposit in the United States mail, postage prepaid, registered or certified mail, return receipt requested, to the parties at the following addresses (or to such other address as a party may have specified by notice duly given to the other party in accordance with this provision):

If to the Executive:

At the Executive’s then current business or residence address as shown on the records of Quixote, with a copy to such other person as the Executive may have specified by notice duly given to Quixote in accordance with this provision.

If to Quixote:

Quixote Corporation

35 East Wacker Drive, 11th Floor

Chicago, IL  60601

Attention:  President

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement, in triplicate, on the date first written above.

QUIXOTE CORPORATION	EXECUTIVE

/s/ Leslie J. Jezuit	/s/ Joan R. Riley
By: President	Joan R. Riley

EXHIBIT A

Release Agreement

This Release Agreement (“Agreement”) is entered into by and between                             , an individual (“Executive”), and Quixote Corporation and its subsidiaries (together, the “Company”), a Delaware corporation:

1.             Termination of Employment. Executive acknowledges that Executive’s employment with the Company terminated effective                               , 200   (the “Separation Date”).

2.             Compensation owed. Executive acknowledges receipt of all compensation (including, but not limited to, any and all overtime, commission, bonus payments and all other benefits except accrued but unused vacation time) due from the Company through the payroll period immediately prior to the Separation Date. Executive and the Company acknowledge that Executive will receive a lump-sum payment equal to any final compensation (including Executive’s accrued but unused vacation time
of                            (    ) days) on the Company’s next regular payday.

3.             Separation Benefit: Subject to the provisions of this Agreement, the Company will pay Executive the benefits set forth in Section 2(a)(iv) of Executive’s Severance and Non-Competition Agreement with the Company, but subject to Section 3 thereof (“Separation Benefit”), commencing within twenty-one (21) days of the expiration  of the revocation period described in Paragraph 16 of this Agreement. The Separation Benefit shall be subject to all required payroll withholdings. The Separation Benefit does not constitute nor is it intended to be any form of compensation to Executive for any services to the Company.

4.             Consideration. Executive acknowledges that Executive would not be entitled to the Separation Benefit provided for in paragraph 3 above in the absence of Executive’s signing of this Agreement, that the Separation Benefit constitutes a substantial economic benefit to Executive, and that it constitutes good and valuable consideration for the various commitments undertaken by Executive in this Agreement.

5.             Parties Released. For purposes of this Agreement, the term “Releasees” means the Company, its past and present parents, subsidiaries, divisions, and affiliated companies; their respective predecessors, successors, assigns, benefit plans, and plan administrators; and their respective past and present shareholders, directors, trustees, officers, employees, agents, attorneys and insurers.

6.             General Release. Excepting the Company’s obligations pursuant to that Amended and Restated Change of Control Agreement between the Company and the Executive dated                           , Executive, for and on behalf of Executive and each of Executive’s personal and legal representatives, heirs, devisees, executors, successors and assigns, hereby acknowledges full and complete satisfaction of, and fully and forever waives, releases, acquits, and discharges Releasees from any and all claims, causes of action, demands, liabilities, damages, obligations, and debts (collectively referred to as “Claims”), of every kind and nature, whether known or unknown, suspected or unsuspected, or fixed or contingent, which Executive holds as of the date

Executive signs this Agreement, or at any time previously held against Releasees, or any of them, arising out of any matter whatsoever (with the exception of breaches of this Agreement). This General Release specifically includes, but is not limited to, any and all Claims:

(a)           Arising out of or in any way related to Executive’s employment with the Company or the termination of her employment;

(b)           Arising out of or in any way related to any contract or agreement between Executive and the Company, excepting the Severance and Non-Competition Agreement dated July     , 2008;

(c)           Arising under or based on the Equal Pay Act of 1963; Title VII of the Civil Rights Act of 1964, as amended; Section 1981 of the Civil Rights Act of 1866; the Americans With Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act of 1938; the National Labor Relations Act; the Worker Adjustment and Retraining Notification Act of 1988; Employee Retirement Income Security Act of 1974 (ERISA) (excepting claims for vested benefits, if any, to which Executive is legally entitled thereunder); the Sarbanes-Oxley Act of 2002; the Illinois Constitution; the Illinois Wage Payment and Collection Act; the Illinois Minimum Wage Law, the Illinois Human Rights Act; and the Illinois Whistleblower Act;

(d)           Arising under or based on the Age Discrimination in Employment Act of 1967 (ADEA), as amended by the Older Workers Benefit Protection Act (OWBPA), and alleging a violation thereof based on any action or failure to act by Releasees, or any of them, at any time prior to the effective date of this Agreement;  and

(e)           Arising out of or in any way related to any federal, state, county or local constitutional provision, law, statute, ordinance, decision, order, policy or regulation prohibiting employment discrimination, providing for the payment of wages or benefits, providing for a paid or unpaid leave of absence; otherwise creating rights or claims for employees, including, but not limited to, any and all claims alleging breach of public policy, whistleblowing, retaliation, the implied obligation of good faith and fair dealing; any express or implied oral or written contract, handbook, manual, policy statement or employment practice; or alleging misrepresentation, defamation, libel, slander, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, false imprisonment, assault, battery; fraud, negligence, or wrongful discharge.

7.             Intended Scope of Release. It is the intention of the parties and is fully understood and agreed by them that this Agreement includes a General Release of all Claims (with the exception of (i) breaches of this Agreement, (ii) claims for vested benefits, if any, to which Executive is legally entitled under ERISA, and (iii) all obligations of the Company pursuant to that Amended and Restated Change of Control Agreement between the Company and the Executive dated                         , 2008), which Executive holds or previously held against Releasees, or any of them, whether or not they are specifically referred to herein.  No reference herein to any specific claim, statute or obligation is intended to limit the scope of this General Release and, notwithstanding any such reference, and except as set forth in the preceding sentence, this Agreement shall be effective as a full and final bar to all Claims of every kind and nature, whether known or unknown, suspected or unsuspected, or fixed or contingent, released in this Agreement.

8.             Executive Waiver of Rights. As part of the foregoing General Release, Executive is waiving all of Executive’s rights to any recovery, compensation, or other legal, equitable or injunctive relief (including, but not limited to, compensatory damages, liquidated damages, punitive damages, back pay, front pay, attorneys’ fees, and reinstatement to employment), from Releasees, or any of them, in any administrative, arbitral, judicial or other action brought by or on behalf of Executive in connection with any Claim released in this Agreement.

9.             Covenant Not to Sue. In addition to all other obligations contained in this Agreement, Executive agrees that Executive will not initiate, bring or prosecute any suit or action against any of Releasees in any federal, state, county or municipal court, with respect to any of the Claims released in this Agreement. Notwithstanding the forgoing, nothing in this Agreement shall preclude Executive from bringing suit to challenge the validity or enforceability of this Agreement under the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act.

10.           Remedies for Breach. If the Executive, or anyone on Executive’s behalf, initiates, brings or prosecutes any suit or action against Releasees, or any of them, in any federal, state, county or municipal court, with respect to any of the Claims released in this Agreement (except to challenge the validity or enforceability of this Agreement under the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act), or if the Executive breaches any of the terms of this Agreement, then Executive shall  be liable for the payment of all damages, costs and expenses (including attorneys’ fees) incurred by Releasees, or any of them, in connection with such suit, action or breach.

11.           No Admission of Liability. Nothing in this Agreement constitutes or shall be construed as an admission of liability on the part of Releasees, or any of them. Releasees expressly deny any liability of any kind to Executive, and particularly any liability arising out of or in any way related to Executive’s employment with the Company or the termination of Executive’s employment.

12.           Post-Employment Covenants.

(a)  Executive hereby reaffirms and agrees to abide by all confidentiality and nondisclosure obligations, nonsolicitation obligations, noncompetition obligations and any other post-employment obligations to which Executive is subject under any contract or agreement between Executive and the Company as well as the Illinois Trade Secrets Act, any other Illinois statute and Illinois common law.

[(b)  Executive shall keep confidential the circumstances surrounding the termination of Executive’s employment with the Company, as well as the existence of this Agreement and its terms, and agrees that neither he, nor Executive’s attorneys, nor any of Executive’s agents, shall directly or indirectly disclose any such matters (other than to the Equal Employment Opportunity Commission, the Illinois Human Rights Commission, or any other federal, state or local fair employment practices agency), unless written consent is given by the Company’s Chief Executive Officer or other authorized officer of the Company, or unless required to comply with any federal, state or local law, rule or order. However, this paragraph will not prohibit Executive from disclosing the terms of this Agreement to Executive’s attorneys, accountants or other tax consultants as necessary for the purpose of securing their professional advice, or in connection with any suit or action alleging a breach of this Agreement.]

(c)  Executive agrees that Executive will not access or attempt to access, directly or indirectly, by any matter whatsoever, the Company’s computer network, including without limitation, the Company’s e-mail system, the Company’s electronic document storage and retrieval system, and the Company’s computer network servers and related equipment.

(d)           Executive agrees that fifty percent (50%) of the Separation Benefit shall be considered consideration for the covenants of Executive in Section 7 of the Executive’s Severance Agreement with the Company, and such portion may be recovered from Executive by the Company as provided in the Severance Agreement in the event of the Executive’s breach of any such covenants.

13.           Warranty of Return of Company Property. Executive warrants and acknowledges that Executive has turned over to the Company all equipment or other property issued to Executive’s by the Company, along with all documents, notes, computer files, and other materials which Executive had in Executive’s possession or subject to Executive’s control, relating to the Company and/or any of its customers. Executive further warrants and acknowledges that Executive has not retained any such documents, notes, computer files or other materials (including any copies or duplicates thereof).

14.           Warranty and Covenant of Nondisparagement. Executive (i) warrants that during the time period between when Executive was notified of the termination of Executive’s employment with the Company and Executive’s signing of this Agreement Executive has not made any disparaging remarks about Releasees which are likely to cause harm to Releasees, collectively or individually, or their products and services (“Disparaging Remarks”) and (ii) agrees that Executive shall not make any Disparaging Remarks following Executive’s signing of this Agreement.

15.           Consideration Period. Executive is advised of to consult with an attorney or other representative of Executive’s choice prior to signing this Agreement. Executive has a period of                                  {twenty-one (21)/forty-five (45)} days within which to consider and accept the Agreement (“Consideration Period”). The Consideration Period begins to run from the Separation Date which Executive acknowledges is the date on which Executive received a copy of this Agreement (if not earlier).

16.           Revocation Period. Executive understands that Executive has the right to revoke this Agreement at any time within seven (7) days after Executive signs it and that the Agreement shall not become effective or enforceable until this revocation period has expired without revocation.

17.           Resignation of Officer Position. If applicable, Executive shall resign from Executive’s position as an officer of the Company effective no later than the Separation Date.

18.           Warranty of Understanding and Voluntary Nature of Agreement. Executive acknowledges that Executive has carefully read and fully understands all of the provisions of this Agreement; that Executive knows and understands the rights Executive is waiving by signing this Agreement; and that Executive has entered into the Agreement knowingly and voluntarily, without coercion, duress or overreaching of any sort.

19.           Severability. The provisions of this Agreement are fully severable. Therefore, if any provision of this Agreement is for any reason determined to be invalid or unenforceable, such invalidity or unenforceability will not affect the validity or enforceability of any of the remaining provisions. Furthermore, any invalid or unenforceable provisions shall be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or, if such provision cannot under any circumstances be modified or restricted, it shall be excised from the Agreement without affecting the validity or enforceability of any of the remaining provisions. The parties agree that any such modification, restriction or excision may be accomplished by their mutual written agreement or, alternatively, by disposition of a court or other tribunal.

20.           Entire Agreement/Integration. This Agreement constitutes the sole and entire agreement between Executive and the Company with respect to the subjects addressed in it, and supersedes all prior or contemporaneous agreements, understandings, and representations, oral and written, with respect to those subjects.

21.           No Waiver By the Company. No waiver, modification or amendment of any of the provisions of this Agreement shall be valid and enforceable unless in writing and executed by Executive and the Company’s Chief Executive Officer or other authorized officer of the Company.

22.           Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, Executive and Executive’s personal and legal representatives, heirs, devisees, executors, successors and assigns, and the Company and its successors and assigns.

23.           Choice of Law. This Agreement and any amendments hereto shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to conflicts of law principles.

COMPANY:	EMPLOYEE:
QUIXOTE CORPORATION

By:
Its:	{Insert Name}